Exhibit 99.1

Contacts:
 Susan G. Gaffney                Veronica L. Rosa           Steven K. Eck
 Investor Relations              Investor Relations         Media Relations
 610-408-7292                    610-408-7196               610-408-7295
 sgaffney@ikon.com               vrosa@ikon.com             seck@ikon.com


                 IKON OFFICE SOLUTIONS ADDS THREE NEW DIRECTORS

             ROBERT M. FUREK, THOMAS R. GIBSON AND ARTHUR E. JOHNSON


                              ELECTED TO THE BOARD


Valley Forge, Pennsylvania - October 21, 1999 - IKON Office Solutions (NYSE:
IKN) today announced the election of three new members to its Board of Directors
- Robert M. Furek, Thomas R. Gibson, and Arthur E. Johnson - effective immediately, bringing the total number of Board members to ten.


"These three people have long been leaders in their industries and bring a wealth of knowledge and experience to IKON's Board," stated James J. Forese, President and Chief Executive Officer of IKON Office Solutions. "We look forward to working with them and benefiting from the strategic management, operations and marketing skills they offer IKON."


Robert M. Furek, 56, is presently Chairman of the Board of Trustees overseeing the Hartford School System as Connecticut Governor John Rowland's appointee for a three-year term. He is also a partner in Resolute Partners, a private equity investment firm. Previously, Furek served as President and Chief Executive Officer for Heublein, Inc., before retiring from the firm three years ago after 26 years with the company. He is a member of the Board of Directors of the Massachusetts Mutual Life Insurance Company and the Dexter Corporation. He is also a trustee of Kingswood-Oxford School and serves on the Executive Committee of the Greater Hartford Arts Council. He was formerly a trustee of Colby College and was a founding director of "Drugs Don't Work." Formerly, Furek was a director of the Connecticut Bank & Trust Company, the Connecticut Mutual Life Insurance Company, the Greater Hartford Chamber of Commerce and the Hartford Chapter of the American Red Cross. He earned his bachelor's degree from Colby College and an MBA from Columbia University.

Thomas R. Gibson, 56, a thirty-year veteran of the automotive industry, is the Chairman and Chief Executive Officer of the Asbury Automotive Group, comprised of 74 regional dealership groups headquartered in Conshohocken, PA. Gibson began his career with the Ford Motor Company in 1967, was Director of Marketing for Chrysler Corporation from 1980 to 1982, and was President and Chief Operating Officer of Subaru America. Gibson is a graduate of DePauw University and earned his MBA from Harvard University. He is a former trustee of DePauw University and Glassboro State College and former board member of the U.S. Ski Team and Children's Hospital of Philadelphia.


Arthur E. Johnson, 52, Vice President Corporate Strategic Development for Lockheed Martin Corporation, directs the strategic development and planning for the Lockheed Martin Corporation, a $26 billion global enterprise which is principally engaged in research, design, development, manufacture and integration of advanced-technology systems, products, and services. Prior to assuming his current position in October 1999, Johnson was President and Chief Operating Officer of Lockheed Martin's Information and Services Sector, a $5 billion global provider of information technology services and solutions. He began his career as a software engineer for IBM in 1969, rising to the position of President and Chief Operating Officer of IBM Federal Systems Division in 1992. In 1993, President Clinton appointed Johnson to a three-year term on the Defense Science Board and to the President's Advisory Council on Historically Black Colleges and Universities. Johnson is a graduate of Morehouse College in Atlanta, GA.

IKON Office Solutions (www.ikon.com) is one of the world's leading office technology companies, providing customers with total office solutions from copier and printing systems, computer networking and digital document services to copy center management, technology training and electronic file conversion. With fiscal 1998 revenues of $5.6 billion, IKON has more than 1,000 locations including the U.S., Canada, Mexico, the United Kingdom, France, Germany and Denmark.

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